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                                                                  Exhibit 10(g)


                    DESCRIPTION OF EARNINGS MAXIMIZATION PLAN

        The Earnings Maximization Plan (the "Plan") was adopted by the Board of Directors in 1998 to provide incentive cash compensation to key officers of the Company. The Plan replaced the prior Earnings Maximization Plan that had been originally adopted by the Board of Directors in 1988. The Plan covers fiscal 1999 through fiscal 2003.

        Under the Plan, a bonus pool is funded only when the Company achieves specified Earnings Per Share targets, which increase annually. These targets are set by the Compensation Committee of the Board of Directors. The bonus pool for any fiscal year in which a target is achieved will initially be calculated as Earnings Per Share multiplied by the funding pool level. The funding pool level is specified by the Compensation Committee. The amount of the bonus pool as so calculated will then be multiplied by either 105%, 110% or 115% if the Company's Return On Assets equals or exceeds the rates specified by the Compensation Committee. The resulting product will be the final bonus pool distributed.

        The Chief Executive Officer determines the key officers of the Company who will participate in the Plan and the amount of the bonus pool that will be allocated to each participant (provided that aggregate payments cannot exceed the specified bonus pool amount). Participants in the Senior Executive Earnings Maximization Plan (the "SEEMP") cannot participate in the Plan.

        The Plan provides for an adjustment to the calculation of Earnings Per Share where the statutory tax rates applicable to the Company change.

        In the event of a "change in control" of the Company, bonuses will be paid in the same manner as set forth in the SEEMP. For the purposes of the Plan, "Earnings Per Share" and "Return On Assets" have the same meaning as set forth in the SEEMP.